UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2011

PULTEGROUP, INC.

(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan		48304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (248) 647-2750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c)	On May 9, 2011, PulteGroup, Inc. (the “Company”) announced Robert T. O’Shaughnessy was named Executive Vice President and Chief Financial Officer of the Company, effective May 31, 2011.

Mr. O’Shaughnessy, age 45, will join the Company from Penske Automotive Group, Inc. (“Penske”), where he served as Executive Vice President and Chief Financial Officer since January 3, 2007. From July 2005 until January 2007, he served as Senior Vice President — Finance of Penske. From August 1999 until July 2005, he served as Penske’s Vice President and Controller. Mr. O’Shaughnessy joined Penske in 1997. Prior to joining Penske, Mr. O’Shaughnessy was a Senior Manager for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1987.

Mr. O’Shaughnessy will receive an annual base salary of $700,000. He will also participate in the Annual Program (“AIP”) and the Long Term Program (“LTI”) under the Company’s 2008 Senior Management Incentive Plan. Under the AIP, Mr. O’Shaughnessy will have a 2011 target award of $700,000, the payout for which can be higher or lower depending on the Company’s performance in relation to performance goals set by the Compensation and Management Development Committee of the Board of Directors. To compensate Mr. O’Shaughnessy for the annual bonus that he will forfeit in connection with his separation of employment from Penske, for the year 2011, Mr. O’Shaughnessy will receive an AIP payout equal to the higher of $360,000 or the award payable based on actual Company performance. Under the LTI, Mr. O’Shaughnessy will have a target award for the 2011-2013 performance cycle of $700,000, the payout for which can be higher or lower depending on the Company’s financial performance in relation to performance goals set by the Compensation and Management Development Committee. Mr. O’Shaughnessy may also receive equity grants from time to time at the discretion of the Compensation and Management Development Committee. The estimated value of Mr. O’Shaughnessy’s February 2012 equity award grant is expected to be approximately $850,000, subject to the price of the Company’s common shares at the time of grant.

In lieu of equity compensation that Mr. O’Shaughnessy will forfeit at his prior place of employment, he will receive a cash payment of $180,000 and a restricted share award with a grant value of approximately $570,000. These restricted shares will fully vest on the third anniversary of the date of grant, subject to continued employment. In the event that Mr. O’Shaughnessy’s employment with the Company is involuntarily terminated without cause prior to the vesting date of these restricted shares, he will receive, in lieu of the restricted shares and subject to the execution of a release agreement on terms satisfactory to the Company, a cash payment equal to the number of restricted shares multiplied by the closing share price on the date of termination.

Mr. O’Shaughnessy will also receive a sign-on cash payment of $50,000 and a stock option grant for 100,000 shares of common stock. This stock option will be granted, and the exercise price determined, by the Compensation and Management Development Committee at its first meeting after Mr. O’Shaughnessy’s start date. Fifty percent of these options will vest two years from the grant date, 25% will vest three years from the grant date and the remaining 25% will vest four years from the grant date.

Mr. O’Shaughnessy will participate in employee benefit plans generally available to all employees on the same terms as similarly-situated employees, and as a senior executive he is eligible for the Company’s tax and financial planning assistance program, as well as the executive health examination program.

A copy of Mr. O’Shaughnessy’s employment offer letter is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10(a)	Offer Letter to Mr. O’Shaughnessy, dated May 2, 2011.

99.1	Press release dated May 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTEGROUP, INC.

Date: May 9, 2011	By:	/s/ Steven M. Cook
		Name:	Steven M. Cook
		Title:	Senior Vice President,
General Counsel
and Secretary

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